Exhibit 10.1

INTELLIGENT LIVING, INC.
ADVISORY BOARD AGREEMENT

This ADVISORY BOARD AGREEMENT (this “Agreement”) is made as of March 4, 2014 (the “Effective Date”) by and between Intelligent Living, Inc., a Nevada corporation (the “Company”), and Tae Darnell (“Consultant”).

RECITALS

The Company desires to retain Consultant as a member of its Advisory Board, and Consultant is willing to serve on the Company’s Advisory Board pursuant to the terms of this Agreement.

NOW, THEREFORE, Consultant and the Company agree as follows:

1.   Description of Services.  The Company hereby retains Consultant as a member of its Advisory Board.  Consultant hereby agrees to act in such capacity and to assist the Company as both parties may, from time to time, see fit (collectively, the “Services”).  The Consultant will make himself available to all senior management members of the Company on an as-needed basis, up to 8 hours per month of advice and counsel on user interface, interaction design, and visual design.  The Consultant agrees to use reasonable efforts to attend all Advisory Board meetings.

2.   Term.  This Agreement will become effective as of the Effective Date and will continue for a period no less than 36 months or until terminated.  Either party may terminate this Agreement, for any reason or no reason, upon thirty (30) days written notice to the other party.  Notwithstanding the foregoing, Company may terminate this Agreement immediately upon providing written notice to Consultant if Consultant materially breaches this Agreement.

3.   Compensation.

(a)   Equity Incentive.  The Company agrees to recommend to the Company’s Board of Directors that the Company grant Consultant Fifteen Million (15,000,000) shares of the Company’s common stock (the “Shares”).  All of the Consultant’s rights, entitlements and obligations with respect to the Shares will be determined in accordance with the terms of the related Stock Option or Restricted Stock Purchase Agreement attached hereto as Exhibit A (the “Stock Agreement”).  The Shares will vest according to the schedule and terms included as part of the Stock Agreement.

Advisory Board Agreement – Tae Darnell

(b)   Finders Fee. The Company agrees to pay the Consultant in the event ILIV or an entity affiliated with, or created, or controlled by ILIV, acquires all or a portion of the stock and/or all or a portion of the assets of any target that brought by the Consultant, a fee shall be paid at the closing to Consultant by ILIV. The fee will be calculated as follows:

 Of total purchase price consideration: the sum of 5% of the first million dollars or portion thereof; plus 4% of the second million dollars or portion thereof; plus 3% of the third million dollars or portion thereof; plus 2% of the fourth million dollars or portion thereof; plus 1% of the remaining consideration to be paid in cash or stock or any combination as agreed upon on a situation by situation basis.

ILIV shall not be liable for any reimbursement or payment to Consultant other than the fee calculated above, which is payable only if there is a closing within 18 months of the date of ILIV’s signature below. In the event that discussions and/or negotiations are taking place between the Company and ILIV at the end of 18 months, then the terms of this Agreement shall be extended until these discussions and/or negotiations are completed or terminated.

As a condition to entering into this Agreement, the Consultant represents that a relationship exists between the Consultant and the Company’s principal owners or managers and that the Consultant will facilitate an introduction to ILIV. Consultant agrees to use all reasonable efforts to assist ILIV as it shall reasonably request. In the event that the Company has or obtains representation by an investment banker or other advisor for an auction or other sale process, the value of the introduction to the Company by the Consultant is materially diminished, and the fee calculation in this Agreement may be modified at ILIV’s sole discretion.

 This clause in this Advisory Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any person other than the parties hereto.

 The Consultant is not a “broker” or “dealer” within the meaning of Section 3(a)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is not required, nor by entering into this Agreement or performing hereunder shall be required, to register as a broker or dealer under Section 15 of the 1934 Act.

This Agreement shall be governed by the laws of the State of Florida and may be amended only in writing signed by both parties. No waiver shall be effective against any party unless it is in writing and signed by that party.

This Paragraph 3b of the Advisory Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter of a Consultant’s fee. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth as referred to herein; and This Agreement supersedes any and all prior agreements and understandings between the parties with respect to the subject matter.

4.   Expenses.  The Company will reimburse Consultant for any reasonable pre-approved expenses incurred by Consultant in the course of rendering the Services.  Requests for reimbursement will be in a form acceptable to the Company and will include appropriate documentation substantiating the expenses.

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5.   Relationship of Parties.

(a)   Independent Contractor.  Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise.

(b)   Employment Taxes and Benefits.  Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement.  Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement.  Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees.

6.   Disclosure of Inventions.  Consultant will use his or her best efforts to disclose in confidence to the Company all designs, discoveries, inventions, products, computer software programs, improvements, developments, drawings, notes, documents, information, documentation, original works of authorship, formulas, processes, compositions of matter, databases, mask works and trade secrets, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, databases, user interfaces, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, either alone or jointly with others, in connection with performing Services or that result from or are related to such Services whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (the “Inventions”).

7.   Work for Hire; Assignment of Inventions.  Consultant acknowledges and agrees that any copyrightable works prepared by Consultant within the scope of the performance of the Services are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  Consultant agrees that all Inventions will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Consultant to the Company.  Consultant hereby irrevocably transfers and assigns to the Company (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights, including but not limited to rights in databases, in any Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that Consultant may have in or with respect to any Inventions.  Consultant also hereby forever waives and agrees never to assert any and all Moral Rights Consultant may have in or with respect to any Inventions, even after termination of Consultant’s work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of or credit on Inventions, to object to or prevent the modification or destruction of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

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8.   Related Rights.  To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights (collectively, “Related Rights”) and he uses such Related Rights in the scope of performing the Services, discloses them to the Company or incorporates them into any Company product or service, Consultant hereby grants to the Company a non-exclusive, royalty-free, irrevocable, worldwide license to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Company to exercise all of the rights assigned to the Company under this Agreement.

9.   Assistance.  Consultant agrees to assist and cooperate with the Company in all respects to obtain and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries.  Consultant will execute any documents that the Company may reasonably request and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce such patents, copyrights, mask work rights, trade secrets and other legal protections for the Inventions. Consultant’s obligations under this paragraph will continue beyond the termination of the consultancy with the Company, provided that the Company will compensate Consultant at a reasonable rate after such termination for time or expenses actually spent by Consultant at the Company’s request on such assistance.  Consultant appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

10.   Proprietary Information.  Consultant understands that Consultant’s service relationship with the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to Consultant by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”).  Such Proprietary Information includes, but is not limited to, Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.  Proprietary Information will not include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of Consultant, generally known or available to the public; (ii) was acquired by Consultant before receiving such information from Company and without restriction as to use or disclosure; (iii) is rightfully furnished to Consultant by a third party without restriction as to use or disclosure; or (iv) is independently developed by Consultant without use or access to the Proprietary Information.

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11.   Confidentiality.  At all times, both during Consultant’s engagement and after its termination, Consultant will keep and hold all such Proprietary Information in strict confidence and trust.  Consultant will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform Consultant’s duties as a consultant for the Company for the benefit of the Company.  Upon termination of this Agreement, Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to Consultant’s work with the Company or the Proprietary Information.  Consultant will not take or retain any documents or materials or copies thereof containing any Proprietary Information upon the termination of this Agreement.

12.   Covenants.

(a)   Competitive Activities.  Consultant will not during the term of this Agreement, directly or indirectly, in any individual or representative capacity, engage or participate in, provide services to, or assist in any manner, any business or third party that is competitive with the types and kind of business being conducted by the Company within the braingames space specifically Lumosity or other companies within the same arena.  The business of the Company is providing brain games and mental fitness products online through the use of gaming as the delivery medium.

(b)   No Breach of Prior or Current Agreement.  Consultant represents that in executing this Agreement, performing the Services, and complying with the terms of this Agreement, he or she will not breach any (i) invention assignment, proprietary information, confidentiality, employment, noncompetition, or other agreement with any current or former employer or other party or (ii) formal or informal policies, rules, or regulations of any current or former employer or other party.  Consultant represents that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would hinder Consultant’s performance of its obligations under this Agreement.  If Consultant is employed by a university, college, or other educational institution, Consultant shall notify such educational institution of the execution of this Agreement and seek its approval of the terms herein.  Consultant shall notify the Company promptly upon receipt of notice from the educational institution, or upon otherwise becoming aware, that it will not approve the Consultant’s performance under this Agreement.

(c)   Third Party Resources.  The Services performed hereunder will not be conducted on time that is required to be devoted to any third party.  Consultant will not use the funding, resources, employees, equipment, computers, software programs, supplies, or facilities of any third party to perform the Services and shall not perform the Services in any manner that would give any third party rights to the product of such work.  If Consultant is employed by a university, college, or other educational institution, Consultant will not allow any students of such institution to perform, or assist him with performing, the Services.  Consultant will not bring to the Company or use in the performance of his or her duties for the Company any documents, materials, information or intangibles of a current or former employer or third party that are not generally available to the public or have not been legally transferred to the Company.  Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party.

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(d)   Infringement.  During Consultant’s performance of the Services, Consultant will not knowingly take any action which would infringe, misappropriate or violate any patent rights, copyright rights, mask work rights, trade secret rights or any other intellectual property or proprietary rights of a third party;

(e)   Injury to Person or Property.   Consultant will act responsibly at all times and use his best efforts to not take any action or perform any Services which would result in:  (i) any bodily injury, sickness, disease or death; or (ii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom.

(f)   Compliance with Laws.  Consultant will use his best efforts not to violate any statute, ordinance, rules or regulations of the U.S. and other countries, including all relevant export laws and regulations of the U.S. and other governments.

13.   Limitation of Liability.  IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

14.   Notification.  Consultant hereby authorizes the Company to notify Consultant’s actual or future employers or other third parties who utilize Consultant’s services as a contractor of the terms of this Agreement and Consultant’s responsibilities hereunder.

15.   Non-Solicitation of Employees/Consultants.  During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit away employees or consultants of the Company for Consultant’s own benefit or for the benefit of any other person or entity.

16.   Non-Solicitation of Suppliers/Customers.  During the term of this Agreement and after the termination of this relationship, Consultant will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

17.   Survival of Obligations.  The provisions of Sections 5(b), 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, and 18 will survive any expiration or termination of this Agreement.

18.   General Provisions.

(a)   Injunctive Relief.  Consultant understands that in the event of a breach or threatened breach of this Agreement by Consultant, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

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(b)   Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

(c)   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

(d)   Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

(e)   Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

(f)   Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by each of the parties hereto.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

(g)   Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(h)   Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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(i)   No Duty to Employ or Continue Services.  Consultant understands that this Agreement does not constitute a contract of employment or obligate the Company to utilize Consultant’s services for any stated period of time.  Consultant understands that Consultant’s relationship with the Company can be terminated for any reason or for no reason at any time by either the Company or Consultant with ten (10) days’ written notice, or immediately by Company for Consultant’s material breach of this Agreement.  Consultant acknowledges that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.

(j)   Notices.  Any notice required or permitted hereunder will be given in writing and will be deemed effectively given as follows:  (a) upon personal delivery; (b) three days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one business day after its deposit with any return receipt express courier (prepaid); or (d) one business day after transmission by telecopier, addressed to the other party at its address (or facsimile number, in the case of transmission by telecopier) as shown below its signature to this Agreement, or to such other address as such party may designate in writing from time to time to the other party.

This Agreement shall be effective as of the first day Consultant performs Services for the Company, which is March 1, 2014.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY		CONSULTANT

By:	/s/ L. Joshua Eikov	/s/ Tae Darnell
(Signature)
Name:	L. Joshua Eikov
Name: Tae Darnell
Title:	CSO/Board Member

[SIGNATURE PAGE TO ADVISORY BOARD CONSULTING AGREEMENT]

ILIV Advisory Board Agreement